PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com

Home Diagnostics Reports Third Quarter 2008 Financial Results

Third Quarter 2008 Highlights

•	Total revenue of $35.6 million, an increase of 12.2% over prior year

•	Gross profit margin of 60.8%

•	Net income of $4.5 million, or $0.24 per diluted share

•	Launched TRUE2go and TRUEresult no-coding blood glucose monitoring systems

•	Announced test strip manufacturing capacity expansion to meet the expected demand of the TRUE2go and TRUEresult systems

FORT LAUDERDALE, Fla. – November 6, 2008 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, today announced financial results for the third quarter ended September 30, 2008.

Total revenue for the third quarter was $35.6 million, an increase of 12.2% from $31.7 million in the third quarter of 2007. Retail channel sales were up 38.5%, driven by the initial launch of the new TRUE2go and TRUEresult blood glucose monitoring systems with Walgreens and strong sales of the TRUEtrack product with existing customers. Mail service channel sales increased 42.4% based on organic growth with existing customers and a customer inventory build. Distribution channel sales were flat as a result of strong sales to a major distributor in the second quarter of 2008 in advance of the third quarter trade show season. International sales were flat based on a difficult comparison to the third quarter of 2007 when the Company launched products in the Canadian market.

Gross profit for the third quarter of 2008 was $21.6 million, compared to $20.7 million in the third quarter of 2007. As a percentage of sales, gross margin decreased 440 basis points to 60.8% compared to 65.2% in the prior year period. The decreased gross profit margin was attributable primarily to the launch of the Company’s new TRUE2go and TRUEresult systems, which lowered the third quarter gross margin by 280 basis points. Other contributing factors were lower pricing in the mail service and distribution channels and higher manufacturing costs.

Selling, general and administrative expenses were $13.4 million for the third quarter of 2008, compared with $12.0 million in the third quarter of 2007. The majority of the increase is due to higher sales and marketing expenses, including initiatives associated with the new products launched during the quarter.

Research and development expenses were $2.0 million for the third quarter of 2008, compared with $2.2 million in the third quarter of 2007. The decrease in research and development is primarily due to lower new product development costs following the launch of the TRUE2go and TRUEresult systems.

Operating income for the third quarter of 2008 was $6.2 million, compared to operating income of $6.8 million for the third quarter of 2007. Operating income for the third quarter of 2007 includes $0.5 million from an insurance settlement in connection with litigation. Operating margin for the third quarter of 2008 was 17.4%, compared to 21.6% in the third quarter of 2007.

For the three-month period ended September 30, 2008, the Company reported net income of $4.5 million and diluted earnings per share of $0.24 based on weighted average shares outstanding of 18.8 million. Third quarter 2008 net income benefitted from a $0.3 million, or $0.02 per share, reduction in the Company’s tax provision following the resolution of an IRS audit.
Net income for the three-month period ended September 30, 2007 was $5.2 million or $0.27 per diluted share based on 19.6 million weighted average shares outstanding.

The Company also announced that it plans to significantly expand its test strip manufacturing capacity to meet the expected demand of its new TRUEresult and TRUE2go systems. The Company expects total capital expenditures associated with the capacity expansion to be in the range of $16 million to $18 million, allocated over the next 13 to 15 months. The Company expects the new manufacturing equipment to be fully operational in early 2010.

“During the third quarter we realized the benefits of several key elements of our growth strategy. Most importantly, we received FDA clearance for our new no-coding TRUE2go and TRUEresult systems in mid-August, positioning Home Diagnostics into the premium segment of the market. We are pleased with the product’s initial sales trends and are continuing to ship products to our co-brand partners,” said J. Richard Damron, Jr., President and Chief Executive Officer of Home Diagnostics.

Guidance
Based on the third quarter 2008 results and the outlook for the remainder of the year, the Company is adjusting its full year 2008 financial guidance. It now expects total revenue to be in the range of $123 million to $125 million and adjusted earnings per diluted share to be in the range of $0.40 to $0.43. Earnings per share guidance excludes a tax benefit in the first nine months of 2008 of $0.9 million, or $0.05 per share, related to a reduction in the Company’s tax provision following the resolution of IRS audits.

The reduced guidance is due to several factors including robust early demand for the new products, leading to a fourth quarter revenue mix more heavily weighted toward the new TRUEresult and TRUE2go no coding systems. These systems initially carry a lower gross margin due to introductory discounts and promotions, including free meters, low strip to meter ratios, and higher costs during the scale up of manufacturing operations. Other contributing factors include lower than anticipated fourth quarter revenue in our mail service channel due to an inventory build in the third quarter at a large customer as well as reduced business due to competitive pricing pressure.

Conference Call
Home Diagnostics will hold a conference call on Thursday, November 6, 2008 at 8:30 a.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com.

After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through December 6, 2008. In addition, a telephonic replay of the call will be available until November 13, 2008. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 299963.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUE2go™, TRUEresult™, TRUEtrack™, Sidekick®, TRUEread™ and Prestige IQ® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S. Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring supplies for leading pharmacies including CVS, Rite Aid and Walgreens as well as national distributors such as AmerisourceBergen, Cardinal Health and McKesson. Home Diagnostics, Inc. was named one of Forbes magazine’s “200 Best Small Companies” in 2008. For more information please visit www.homediagnostics.com.

Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TRUE2go, TRUEresult, TRUEtest, TRUEtrack, Sidekick, TRUEread, and Prestige IQ are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2007	% to Sales	2008	% to Sales	2007	% to Sales	2008	% to Sales
Net sales	$31,684,101	100.0%	$35,564,663	100.0%	$87,834,473	100.0%	$94,040,784	100.0%
Cost of sales	11,025,302	34.8%	13,935,429	39.2%	34,180,896	38.9%	37,936,438	40.3%

Gross profit	20,658,799	65.2%	21,629,234	60.8%	53,653,577	61.1%	56,104,346	59.7%

Operating expenses:
Selling, general and administrative (including stock-based compensation expense of $149,525 and $665,350 and $889,490 and $ 1,408,676 for the three and nine months ended September 30, 2007 and 2008, respectively)	12,028,896	38.0%	13,399,365	37.7%	35,136,687	40.0%	38,968,796	41.4%
Research & Development	2,231,292	7.0%	2,035,687	5.7%	6,500,479	7.4%	6,819,201	7.3%
Insurance Settlement	(450,000)	-1.4%	0	0.0%	(450,000)	-0.5%	0	0.0%

Total operating expenses	13,810,188	43.6%	15,435,052	43.4%	41,187,166	46.9%	45,787,997	48.7%

Income from operations	6,848,611	21.6%	6,194,182	17.4%	12,466,411	14.2%	10,316,349	11.0%

Other income (expense):
Interest expense, net	447,763	1.5%	231,775	0.7%	1,218,044	1.4%	773,362	0.8%
Other, net	12,579	0.0%	(82,923)	-0.2%	64,186	0.1%	(503,512)	-0.5%

Total other income/(expense)	460,342	1.5%	148,852	0.5%	1,282,230	1.5%	269,850	0.3%

Income before provision for income taxes	7,308,953	23.1%	6,343,034	17.9%	13,748,641	15.7%	10,586,199	11.3%
Provision for income taxes	2,104,805	6.7%	1,808,650	5.1%	4,229,903	4.9%	2,646,190	2.8%

Net income	$5,204,148	16.4%	$4,534,384	12.8%	$9,518,738	10.8%	$7,940,009	8.5%

Earnings per common share:
Basic	$0.29		$0.26		$0.53		$0.45

Diluted	$0.27		$0.24		$0.48		$0.42

Weighted average shares used in computing earnings per common share:
Basic	18,115,897		17,610,214		17,953,529		17,782,770

Diluted	19,559,220		18,791,817		19,706,031		18,901,528

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	September 30,
	2007	2008
Selected Balance Sheet Data:
Cash and cash equivalents	$32,695,803	$34,180,268
Working capital	46,161,346	50,734,102
Total assets	130,251,037	143,961,459
Total debt	—	—
Total stockholders’ equity	106,099,423	111,431,411

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2008	2007	2008

Cash Flow Data:
Cash Provided by Operating Activities	$4,752,482	$3,172,584	$13,901,256	$9,338,131
Cash Used in Investing Activities	(1,542,324)	(603,284)	(6,550,868)	(3,925,491)
Cash Used in Provided by Financing Activities	(2,581,179)	(2,430,321)	(628,138)	(3,872,587)

Revenue By Channel:	Three Months Ended September 30,
	2007		2008		Increase (Decrease)
Retail	$5,761,852	18.2%	$7,981,132	22.4%	$2,219,280	38.5%
Distribution	18,727,972	59.1%	18,802,290	52.9%	74,318	0.4%
Mail Service	3,727,131	11.8%	5,306,346	14.9%	1,579,215	42.4%
International	3,467,146	10.9%	3,474,895	9.8%	7,749	0.2%

	$31,684,101	100.0%	$35,564,663	100.0%	$3,880,562	12.2%

Revenue By Channel:	Nine Months Ended September 30,
	2007		2008		Increase (Decrease)
Retail	$18,512,802	21.1%	$20,536,331	21.8%	$2,023,529	10.9%
Distribution	46,446,718	52.9%	48,009,589	51.1%	1,562,871	3.4%
Mail Service	12,427,571	14.1%	14,897,250	15.8%	2,469,679	19.9%
International	10,447,382	11.9%	10,597,614	11.3%	150,232	1.4%

	$87,834,473	100.0%	$94,040,784	100.0%	$6,206,311	7.1%